Exhibit A-26

DFI/CORP/38	United States of America
RECORD 2/00
State of Wisconsin
DEPARTMENT OF FINANCIAL INSTITUTIONS

To All to Whom These Presents Shall Come, Greeting:

I, RAY ALLEN, Deputy Administrator, Division of Corporate & Consumer Services, Department of Financial Institutions, do hereby certify that the annexed copy has been compared by me with the record on file in the Corporation Section of the Division of Corporate & Consumer Services of this department and that the same is a true copy thereof and the whole of such record; and that I am the legal custodian of said record, and that this certification is in due form.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the official seal of the Department.
/s/ Ray Allen
RAY ALLEN, Deputy Administrator Division of Corporate & Consumer Services Department of Financial Institutions

DATE: DEC 14 2010	BY:

Effective July 1, 1996, the Department of Financial Institutions assumed the functions previously performed by the Corporations Division of the Secretary of State and is the successor custodian of corporate records formerly held by the Secretary of State.

THIS DOCUMENT IS TO BE RECORDED IN DANE COUNTY

ARTICLES OF INCORPORATION

OF

KOHL’S FOOD STORES, INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Wisconsin Business Corporation Law, adopt the following Articles of Incorporation for such corporation:

ARTICLE I

Name

The name of the corporation is Kohl’s Food Stores, Inc.

ARTICLE II

Purposes

The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

ARTICLE III

Capital Stock

The aggregate number of shares which the corporation shall have authority to issue is Fifty-six Thousand (56,000) shares, consisting of one class only, designated as “Common Stock” of the par value of One Dollar ($1.00) per share.

ARTICLE IV

Preemptive Rights

No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

Directors

The number of directors shall be fixed by, or in the manner provided in, the Bylaws.

ARTICLE VI

Registered Office and Agent

The address of the initial registered office of the corporation is 25 West Main Street, Madison, Dane County, Wisconsin 53703 and the name of its initial registered agent at such address is United States Corporation Company.

ARTICLE VII

Right to Purchase Own Shares and Partial Liquidation

The corporation shall have the right to acquire its own shares from time to time, upon such terms and conditions as the Board of Directors shall fix. The Board of Directors of the corporation may, from time to time, distribute to shareholders in partial liquidation out of stated capital or net capital surplus a portion of its assets in cash or property as further provided by law.

ARTICLE VIII

Incorporator

The name and address of the incorporator is Thomas W. O’Brien, 780 North Water Street, Milwaukee, Wisconsin 53202.

Executed in triplicate this 16th day of September, 1983.

/s/ Thomas W. O’Brien
Thomas W. O’Brien

STATE OF WISCONSIN	)
	)	SS
MILWAUKEE COUNTY	)

Personally came before me this 16th day of September, 1983, the above-named Thomas W. O’Brien, to me known to be the person who executed the foregoing instrument and acknowledged the same.

Notary Public, State of Wisconsin
My Commission:	expires 8/4/85

This document was drafted by:

Thomas W. O’Brien, Esq.

of Quarles & Brady,

780 North Water Street

Milwaukee, Wisconsin 53202

LLB4: X

PLEASE RETURN TO:

Ms. Ruth Bartels Stroud Stroud Willink Thompson and Howard United States Corporation Company 25 West Main Street Suite 300 Madison WI 53703

(Form 4) - 1983		CORPORATION DIVISION
AMENDMENT	State of Wisconsin	P.O. Box 7846
(stock corp.)	SECRETARY OF STATE	Madison, WI 53707

RESOLVED, that the Articles of Incorporation be and hereby are amended by striking out the whole of Article III, “Capital Stock,” thereof as it now exists and inserting in lieu and instead thereof a new Article III, reading in its entirety as follows:

“III: The aggregate number of shares of stock which the corporation shall have authority to issue is sixty thousand (60,000) shares, consisting of one class only, designated as ‘Common Stock’ of the par value of One Dollar ($1.00) per share”; and

FURTHER RESOLVED, that the President, the Executive Vice President, any Vice President and the Secretary of the corporation be, and each of them hereby is, authorized and directed on the corporation’s behalf to execute all documents, take all steps and perform such acts as they shall deem necessary or desirable to carry into effect the purpose and intent of the foregoing resolution.

The undersigned officers of Kohl’s Food Stores, Inc., a Wisconsin corporation with registered office in Dane County, Wisconsin, CERTIFY that the foregoing amendment of the articles of incorporation of said corporation was consented to in writing by the holders of all shares entitled to vote the subject matter of said amendment, duly signed by said shareholders or in their names by their duly authorized attorneys.

Executed in duplicate and seal (if any) affix this 18th day of February, 1986.

/s/ L. G. Zettle
L. G. Zettle
Executive Vice President

/s/ R. G. Ulrich
R. G. Ulrich
Secretary

(Affix seal or state that there is none) This document was drafted by Thomas O’Brien, Esq. of Quarles & Brady (Section 14.38(14) Wis. Statutes)

Return to:	Thomas W. O’Brien, Esq.
Quarles & Brady
780 North Water Street
Milwaukee, WI 53202-3589